Exhibit 10.21

Factorial Energy Inc.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Factorial Energy Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of date immediately preceding the closing of the transactions contemplated by that certain Business Combination Agreement, dated as of December 17, 2025, by and among Cartesian Growth Corporation III, Fenway MS, Inc. and the Company (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $50,000 for each Outside Director, other than the Executive Chairman, for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Non-Executive Chair:	$50,000

Additional Annual Retainer for Lead Independent Director:	$20,000

Additional Annual Retainers for Committee Membership:

Audit Committee Chair:	$15,500

Audit Committee member:	$7,750

Compensation Committee Chair:	$11,000

Compensation Committee member:	$5,500

Nominating and Corporate Governance Committee Chair:	$10,000

Nominating and Corporate Governance Committee member:	$5,000

Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

Equity Retainers

All grants of equity retainer awards to Outside Directors (other than equity awards to the Executive Chairman of the Board of Directors) pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

Initial Award: On the date of an Outside Director’s initial election or appointment to the Board of Directors, each Outside Director other than the Executive Chairman of the Board of Directors will receive a one-time restricted stock unit award (the “Initial Award”) with a Value (as defined below) of $180,000, which will vest in full on the first anniversary of the date of grant, provided, however, that all vesting will cease if the director ceases to have a Service Relationship (as defined in the Company’s 2026 Equity Incentive Plan (the “2026 Plan”)) unless otherwise determined by the Board of Directors. This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.

Annual Award: On the date of each Annual Meeting of Stockholders of the Company (the “Annual Meeting”) following the Effective Date, each continuing Outside Director (other than the Executive Chairman of the Board of Directors and a director receiving an Initial Award) will receive an annual restricted stock unit award with a Value of $180,000, which will vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting will cease if the director ceases to have a Service Relationship, unless otherwise determined by the Board of Directors.

Value: For purposes of this Policy, “Value” means the product of (i) the average closing market price on the Nasdaq Stock Market (or such other market on which the Company’s Series A Common Stock is then principally listed) of one share of the Company’s Series A Common Stock over the trailing 60-calendar day period ending on the last day of the month immediately prior to the month of the grant date, and (ii) the aggregate number of shares of Series A Common Stock underlying such award.

Sale Event Acceleration: All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested and nonforfeitable upon a Sale Event (as defined in the 2026 Plan).

Executive Chairman Compensation

The compensation for the Executive Chairman of the Board of Directors will be determined annually by the independent members of the Board of Directors.

Expenses

Subject to the Company's prior written approval and compliance with the Company's expense reimbursement policies, the Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board of Directors (or such other limits as may be set forth in Section 3(d) of the 2026 Plan or any similar provision of a successor plan) and, provided further that these limits shall not apply to the Executive Chairman of the Board of Directors. For this purpose, the “amount” of equity compensation paid in a calendar year will be determined based on the grant date fair value thereof, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adopted: June 5, 2026

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